EXHIBIT 99.1
Investor Contact:
Reid Cox
(209) 926-3417
rcox@pacwest.com
Pac-West Telecomm Receives Nasdaq Deficiency Notice
Provided 180 days, or until March 14, 2006, to regain compliance
Stockton, CA — September 16, 2005 — Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of traditional and next-generation voice communications services in the Western U.S., today announced that it has received a Nasdaq deficiency notice.
This action has been taken in response to Nasdaq Marketplace Rule 4310(c)(4) requiring a minimum bid price of $1.00 for continued listing on the Nasdaq SmallCap Market. Pac-West will be provided 180 calendar days, or until March 14, 2006, to regain compliance. If, at any time before March 14, 2006, the bid price of Pac-West’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the company may requalify for continued listing, however Nasdaq has the discretion to require a period in excess of 10 business days before determining that the ability to maintain long-term compliance has been demonstrated.
If compliance with the minimum bid price of $1.00 cannot be demonstrated by March 14, 2006, Nasdaq will determine if Pac-West meets the Nasdaq SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Nasdaq will notify Pac-West that it has been granted an additional 180 calendar day compliance period. If Pac-West is not eligible for an additional compliance period, Nasdaq will provide written notification that the company’s securities will be delisted. At that time, Pac-West may appeal the determination to delist its securities to a Listing Qualifications Panel.
Pac-West intends to monitor the bid price between now and March 14, 2006, and consider available options if its common stock does not trade at a level that is likely to result in Pac-West regaining compliance with the Nasdaq minimum bid price requirement.
About Pac-West Telecomm, Inc.
Founded in 1980 and first incorporated in 1981, Pac-West Telecomm, Inc. has been offering telephone service to its customers since 1982. Pac-West’s network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements
In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses which could result if the migration of our enterprise customer base to U.S. TelePacific Corp. occurs sooner or later than contemplated; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.
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